Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC.
REPORTS FOURTH QUARTER AND FISCAL 2009 RESULTS

FOURTH QUARTER NET SALES INCREASED $3 MILLION, +1%
FOURTH QUARTER EARNINGS PER SHARE +19%; FOURTH QUARTER ADJUSTED EARNINGS PER SHARE +30%
FISCAL 2009 NET SALES INCREASED $95 MILLION, +6%
FISCAL 2009 EARNINGS PER SHARE +48%; FISCAL 2009 ADJUSTED EARNINGS PER SHARE +52%

Atlanta, Georgia, February 25, 2010 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its fourth quarter and fiscal 2009 results.

“Our growth in 2009 reflects the strength of our brands in the young children’s apparel industry,” said Michael D. Casey, Chairman and Chief Executive Officer.  “This past year, we continued to improve our leadership position in the market by focusing on product value and brand presentation.  As a result, our performance improved in nearly every component of our business.  We’re fortunate to have two of the best known brands in the young children’s apparel market, which we believe is more resilient to economic downturns.  Our investments in product benefits, brand presentation and talent have strengthened our business, and we feel this positions us well for continued growth in 2010.”

Fourth Quarter of Fiscal 2009 compared to Fourth Quarter of Fiscal 2008

Consolidated net sales increased $2.6 million, or 0.6%, to $424.7 million.  Net sales of the Company’s Carter’s brands increased $4.5 million, or 1.4%, to $324.9 million.  Net sales of the Company’s OshKosh B’gosh brand decreased $1.9 million, or 1.9%, to $99.8 million.  For comparative purposes, please note that the fourth quarter of fiscal 2009 included 13 weeks, and the fourth quarter of fiscal 2008 included 14 weeks.

Consolidated retail sales increased $6.0 million, or 2.8%, to $219.2 million.  Carter’s retail segment sales increased $9.1 million, or 7.0%, to $140.0 million, driven by incremental sales of $11.4 million generated by new store openings and a comparable store sales increase of $7.4 million, or 6.4%, partially offset by the impact of an additional week in the fourth quarter of fiscal 2008 of $9.9 million.  OshKosh retail segment sales decreased $3.1 million, or 3.8%, to $79.2 million, due primarily to an additional week in the fourth quarter of fiscal 2008, which contributed $5.0 million, and a comparable store sales decline of 0.1%, or $0.1 million, partially offset by incremental sales of $2.3 million generated by new store openings.

In the fourth quarter of fiscal 2009, the Company opened four Carter’s retail stores and one OshKosh retail store and closed one Carter’s retail store.  As of the end of fiscal 2009, the Company operated 276 Carter’s and 170 OshKosh retail stores.

Carter’s wholesale sales decreased $0.4 million, or 0.3%, to $125.8 million.  OshKosh wholesale sales increased $1.2 million, or 6.3%, to $20.6 million.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Walmart and Just One Year brand to Target, decreased $4.3 million, or 6.7%, to $59.1 million.  The decrease was due to a reduction in sales of Child of Mine products resulting primarily from the timing of playwear product shipments and merchandising assortment changes made by Walmart.  This decline was partially offset by increased sales of Just One Year products driven by improved product performance and the addition of new programs.

In connection with the previously announced investigation of customer accommodations, the Company recorded pre-tax charges in the fourth quarter of fiscal 2009 of approximately $5.7 million related to professional service fees.  Also, during the fourth quarter of fiscal 2009, the Company recorded a gain of approximately $0.6 million related to the sale of its Oshkosh, Wisconsin facility.

Operating income in the fourth quarter of fiscal 2009 was $56.3 million, an increase of $7.6 million, or 15.6%, from $48.8 million in the fourth quarter of fiscal 2008.  Excluding the effect of certain items in the fourth quarter of fiscal 2009, which are described above and also detailed at the end of this release, adjusted operating income increased $12.7 million, or 26.0%, to $61.4 million from $48.8 million in the fourth quarter of fiscal 2008, driven largely by growth in earnings from its Carter’s retail and wholesale segments.

Net income increased $5.5 million, or 20.2%, to $33.0 million, or $0.56 per diluted share, compared to $27.5 million, or $0.47 per diluted share, in the fourth quarter of fiscal 2008.  Excluding the effect of certain items in the fourth quarter of fiscal 2009, which are described above and also detailed at the end of this release, adjusted net income increased $8.8 million, or 31.9%, to $36.2 million, or $0.61 per diluted share, on an adjusted basis, compared to $27.5 million, or $0.47 per diluted share in the fourth quarter of fiscal 2008.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for certain items is provided at the end of this release.

Fiscal 2009 compared to Fiscal 2008

Consolidated net sales increased 6.4% to $1.6 billion.  Net sales of the Company’s Carter’s brands increased 7.4% to $1.3 billion.  Net sales of the Company’s OshKosh B’gosh brand increased 2.6% to $337.8 million.

Consolidated retail sales increased 11.2% to $747.0 million.  Carter’s retail segment sales increased 15.9% to $489.7 million, with comparable store sales increasing 6.4%.  OshKosh retail segment sales increased 3.3% to $257.3 million, with comparable store sales increasing 1.9%.  In fiscal 2009, the Company opened 24 Carter’s and six OshKosh retail stores and closed one Carter’s and one OshKosh retail store.

Carter’s wholesale sales increased $32.7 million, or 6.7%, to $521.3 million due to continued strong product demand.  OshKosh wholesale sales increased $0.5 million, or 0.6%, to $80.5 million.

The Company’s mass channel sales decreased 5.3% to $240.8 million.  Child of Mine sales declined due to merchandising assortment changes made by Walmart which resulted in a reduction in floor space devoted to Child of Mine products.  The timing of product shipments also contributed to the decline in Child of Mine sales in fiscal 2009.  The decline in sales to Walmart was partially offset by an $8.7 million, or 7.9%, increase in sales of Just One Year products to Target driven by improved product performance and the addition of new programs.

In connection with a workforce reduction and distribution facility closure, the Company recorded pre-tax charges in fiscal 2009 of approximately $11.0 million related to severance and other benefits, asset impairment, accelerated depreciation, and other closure costs.  Results for fiscal 2009 also include $5.7 million of professional service fees associated with the investigation of customer accommodations and a $0.7 million write-down in the second quarter of the carrying value of the Company’s White House, Tennessee distribution facility, which was sold during the third quarter of fiscal 2009.

Results for fiscal 2008 include $5.3 million in executive retirement charges and a $2.6 million asset write-down charge related to our White House, Tennessee distribution facility.

Operating income in fiscal 2009 was $195.6 million, an increase of $55.6 million, or 39.7%, from $140.0 million in fiscal 2008.  Excluding the effect of certain items, which are described above and also detailed at the end of this release, adjusted operating income increased $65.1 million, or 44.0%, to $213.0 million from $147.9 million in fiscal 2008, driven largely by growth in earnings in the Company’s Carter’s and OshKosh retail segments and in its Carter’s wholesale segment.

Net income increased $37.7 million, or 48.4%, to $115.6 million, or $1.97 per diluted share, compared to $77.9 million, or $1.33 per diluted share, in fiscal 2008.  Excluding the effect of certain items, which are described above and detailed at the end of this release, adjusted net income increased $43.7 million, or 52.8%, to $126.6 million, or $2.15 per diluted share, on an adjusted basis, compared to $82.9 million, or $1.41 per diluted share, on an adjusted basis, in fiscal 2008.  A reconciliation of income as reported under GAAP to income adjusted for certain items is provided at the end of this release.

Cash flow from operations in fiscal 2009 was $188.2 million, an increase of $4.6 million, or 2.5%, over fiscal 2008 due primarily to increased earnings, partially offset by changes in working capital.

Outlook

For fiscal 2010, the Company anticipates that net sales will increase approximately 5% and diluted earnings per share will increase approximately 10% over adjusted diluted earnings per share for fiscal 2009 (see page 12 for adjustments).

Conference Call

The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2009 results on February 25, 2010 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-981-5571.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q4 2009 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through March 6, 2010, at 719-457-0820, passcode 9043075.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for fiscal 2010, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of the Company’s products in the marketplace; deflationary pricing pressures; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; negative publicity; leverage, which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of it’s cash flow to repay debt principal; an inability to access suitable financing due to the current economic environment; a continued decrease in the overall value of the United States equity markets due to the current economic environment; a continued decrease in the overall level of consumer spending; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; the impact of governmental regulations and environmental risks applicable to the Company’s business; the risk that ongoing litigation and investigations may be resolved adversely, including those related to the Company’s recently announced restatements; the breach of the Company’s consumer databases; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability to attract and retain key individuals within the organization; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of our intangible assets; and the Company’s inability to remediate its material weaknesses in internal control over financial reporting.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Twelve-month periods ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Net sales:
Carter’s:
Wholesale	$125,757	$126,139	$521,307	$488,594
Retail	139,975	130,870	489,740	422,436
Mass Channel	59,129	63,399	240,819	254,291
Carter’s net sales	324,861	320,408	1,251,866	1,165,321
OshKosh:
Retail	79,198	82,314	257,289	249,130
Wholesale	20,621	19,395	80,522	80,069
OshKosh net sales	99,819	101,709	337,811	329,199
Total net sales	424,680	422,117	1,589,677	1,494,520
Cost of goods sold	258,322	267,096	985,323	975,999
Gross profit	166,358	155,021	604,354	518,521
Selling, general, and administrative expenses	114,476	115,255	428,674	404,274
Investigation expenses	5,717	--	5,717	--
Executive retirement charges	--	--	--	5,325
Workforce reduction and facility write-down and closure costs	(629)	--	10,771	2,609
Royalty income	(9,550)	(8,992)	(36,421)	(33,685)
Operating income	56,344	48,758	195,613	139,998
Interest expense, net	3,214	4,730	11,785	18,087
Income before income taxes	53,130	44,028	183,828	121,911
Provision for income taxes	20,134	16,577	68,188	44,007
Net income	$32,996	$27,451	$115,640	$77,904

Basic net income per common share	$0.57	$0.49	$2.03	$1.37
Diluted net income per common share	$0.56	$0.47	$1.97	$1.33

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the twelve-month periods ended
(dollars in thousands)	January 2, 2010	% of Total	January 3, 2009	% of Total	January 2, 2010	% of Total	January 3, 2009	% of Total
Net sales:

Carter’s:
Wholesale	$125,757	29.6%	$126,139	29.9%	$521,307	32.8%	$488,594	32.7%
Retail	139,975	33.0%	130,870	31.0%	489,740	30.8%	422,436	28.3%
Mass Channel	59,129	13.9%	63,399	15.0%	240,819	15.1%	254,291	17.0%
Carter’s net sales	324,861	76.5%	320,408	75.9%	1,251,866	78.7%	1,165,321	78.0%

OshKosh:
Retail	79,198	18.6%	82,314	19.5%	257,289	16.2%	249,130	16.7%
Wholesale	20,621	4.9%	19,395	4.6%	80,522	5.1%	80,069	5.3%
OshKosh net sales	99,819	23.5%	101,709	24.1%	337,811	21.3%	329,199	22.0%

Total net sales	$424,680	100.0%	$422,117	100.0%	$1,589,677	100.0%	$1,494,520	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$22,608	18.0%	$18,590	14.7%	$103,730	19.9%	$80,785	16.5%
Retail	32,805	23.4%	24,846	19.0%	97,349	19.9%	67,013	15.9%
Mass Channel	9,637	16.3%	9,139	14.4%	40,194	16.7%	33,279	13.1%

Carter’s operating income	65,050	20.0%	52,575	16.4%	241,273	19.3%	181,077	15.5%

OshKosh:
Retail	10,312	13.0%	8,680	10.5%	21,532	8.4%	9,111	3.7%
Wholesale	3,418	16.6%	1,005	5.2%	7,025	8.7%	1,379	1.7%
Mass Channel (a)	986	--	1,264	--	2,839	--	3,187	--

OshKosh operating income	14,716	14.7%	10,949	10.8%	31,396	9.3%	13,677	4.2%

Segment operating income	79,766	18.8%	63,524	15.0%	272,669	17.2%	194,754	13.0%

Corporate expenses (b)	(18,334)	(4.3%)	(14,766)	(3.5%)	(59,603)	(3.7%)	(46,822)	(3.1%)
Workforce reduction and facility write-down and closure costs (c)	629	0.1%	--	--	(11,736)	(0.7%)	(2,609)	(0.2%)
Investigation expenses (d)	(5,717)	(1.3%)	--	--	(5,717)	(0.4%)	--	--
Executive retirement charges	--	--	--	--	--	--	(5,325)	(0.4%)

Net corporate expenses	(23,422)	(5.5%)	(14,766)	(3.5%)	(77,056)	(4.8%)	(54,756)	(3.7%)

Total operating income	$56,344	13.3%	$48,758	11.6%	$195,613	12.3%	$139,998	9.4%

(a)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.

(b)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, audit fees, and investments in eCommerce.

(c)
Includes closure costs associated with our Barnesville, Georgia distribution facility including severance, asset impairment charges, other closure costs, and accelerated depreciation, asset impairment charges and gain on the sale of our Oshkosh, Wisconsin facility, write-down of our White House, Tennessee facility, and severance and other benefits related to the corporate workforce reduction.

(d)	Professional service fees related to the investigation of customer accommodations.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	January 2, 2010	January 3, 2009
ASSETS
Current assets:
Cash and cash equivalents	$335,041	$162,349
Accounts receivable, net	82,094	85,452
Finished goods inventories, net	214,000	203,486
Prepaid expenses and other current assets	11,114	13,214
Deferred income taxes	33,419	35,545

Total current assets	675,668	500,046
Property, plant, and equipment, net	86,077	86,229
Tradenames	305,733	305,733
Cost in excess of fair value of net assets acquired	136,570	136,570
Deferred debt issuance costs, net	2,469	3,598
Licensing agreements, net	1,777	5,260
Other assets	305	576
Total assets	$1,208,599	$1,038,012
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,503	$3,503
Accounts payable	97,546	79,011
Other current liabilities	69,568	57,613

Total current liabilities	170,617	140,127
Long-term debt	331,020	334,523
Deferred income taxes	110,676	108,989
Other long-term liabilities	40,262	40,822

Total liabilities	652,575	624,461

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at January 2, 2010 and January 3, 2009	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 58,081,822 and 56,352,111 shares issued and outstanding at January 2, 2010 and January 3, 2009, respectively	581	563
Additional paid-in capital	235,330	211,767
Accumulated other comprehensive loss	(4,066)	(7,318)
Retained earnings	324,179	208,539

Total stockholders’ equity	556,024	413,551

Total liabilities and stockholders’ equity	$1,208,599	$1,038,012

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the fiscal years ended
	January 2, 2010	January 3, 2009
Cash flows from operating activities:
Net income	$115,640	$77,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,274	30,158
Amortization of debt issuance costs	1,129	1,145
Non-cash stock-based compensation expense	6,775	8,652
Non-cash facility write-down and closure costs	4,669	2,609
(Gain) loss on disposal/sale of property, plant, and equipment	(962)	323
Income tax benefit from exercised stock options	(11,750)	(3,531)
Deferred income taxes	2,270	(321)
Effect of changes in operating assets and liabilities:
Accounts receivable	3,358	9,143
Inventories	(10,514)	22,008
Prepaid expenses and other assets	(1,363)	(2,043)
Accounts payable	18,535	22,422
Other liabilities	28,178	15,154
Net cash provided by operating activities	188,239	183,623

Cash flows from investing activities:
Capital expenditures	(32,980)	(37,529)
Proceeds from sale of property, plant, and equipment	4,084	--
Net cash used in investing activities	(28,896)	(37,529)

Cash flows from financing activities:
Payments on term loan	(3,503)	(3,503)
Share repurchase	--	(33,637)
Income tax benefit from exercised stock options	11,750	3,531
Retirement of treasury shares	(151)	--
Proceeds from exercise of stock options	5,253	852
Net cash provided by (used in) financing activities	13,349	(32,757)

Net increase in cash and cash equivalents	172,692	113,337
Cash and cash equivalents at beginning of period	162,349	49,012
Cash and cash equivalents at end of period	$335,041	$162,349

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Three-month period ended January 2, 2010

	(dollars in millions, except earnings per share)

	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$56.3	$33.0	$0.56

Investigation expenses (a)	5.7	3.6	0.06

Facility sale (b)	(0.6)	(0.4)	(0.01)

Income, as adjusted (c)	$61.4	$36.2	$0.61

(a)	Professional service fees related to the investigation of customer accommodations.

(b)	Gain associated with the sale of the Oshkosh, Wisconsin building.

(c)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Twelve-month period ended January 2, 2010			Twelve-month period ended January 3, 2009

	(dollars in millions, except earnings per share)

	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS

Income, as reported (GAAP)	$195.6	$115.6	$1.97	$140.0	$77.9	$1.33

Workforce reduction (a)	5.5	3.5	0.06	--	--	--

Distribution facility closure costs (b)	3.3	2.1	0.04	--	--	--

Net asset impairment (c)	1.2	0.8	0.01	--	--	--

Accelerated depreciation (d)	1.0	0.6	0.01	--	--	--

Investigation expenses (e)	5.7	3.6	0.06	--	--	--

Executive retirement charges	--	--	--	5.3	3.4	0.06

Facility write-down (f)	0.7	0.4	--	2.6	1.6	0.02

Income, as adjusted (g)	$213.0	$126.6	$2.15	$147.9	$82.9	$1.41

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)
Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility, including $1.7 million in severance and other benefits, $1.1 million in asset impairment charges, and $0.5 million in other closure costs.

(c)	Asset impairment charges of $1.8 million net of a $0.6 million gain associated with the closure and sale of the Company’s Oshkosh, Wisconsin facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Professional service fees related to the investigation of customer accommodations.

(f)	Charges related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(g)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.